Exhibit 99.1
April 23, 2025
Starbucks Recommends Shareholders Reject “Mini-Tender” Offer by Tutanota LLC
SEATTLE, WA – Starbucks today announced that it has received notice of an unsolicited “mini-tender” offer made by Tutanota LLC (Tutanota) to Starbucks shareholders to purchase up to 500,000 shares of Starbucks common stock at $88.00 per share. The offer price of $88.00 per share is conditioned on, among other things, the closing price per share of Starbucks common stock exceeding $88.00 per share on the last trading day before the offer expires. This means that unless this condition is waived by Tutanota, Starbucks shareholders who tender their shares in the offer will receive a below-market price. This offer to purchase up to 500,000 shares by Tutanota represents approximately 0.04 percent of the outstanding shares of Starbucks common stock.
Starbucks recommends that shareholders do not tender their shares in response to Tutanota’s offer because the offer requires that the closing stock price for Starbucks common stock exceed the offer price, and the offer is subject to numerous additional conditions, including Tutanota obtaining financing for the offer. There is no guarantee the conditions of the offer will be satisfied. Shareholders who have already tendered their shares may withdraw them at any time by providing notice in the manner described in the Tutanota offering documents prior to the expiration of the offer, which is currently scheduled for 5:00 p.m., New York City time, on Monday, May 12, 2025, unless extended or earlier terminated.
Starbucks does not endorse Tutanota’s unsolicited mini-tender offer and is not affiliated or associated in any way with Tutanota, its mini-tender offer, or the offer documentation.
Tutanota has previously made similar mini-tender offers for shares of other companies. Mini-tender offers seek to acquire less than 5 percent of a company’s shares outstanding, thereby avoiding many disclosure and procedural requirements of the U.S. Securities and Exchange Commission (SEC) that apply to offers for more than 5 percent of a company’s shares outstanding. As a result, mini-tender offers do not provide investors with the same level of protections as provided for larger tender offers under U.S. securities laws. The SEC has cautioned investors about mini-tender offers, providing guidance to investors at https://www.sec.gov/investor/pubs/minitend.htm.
Starbucks encourages brokers and dealers, as well as other market participants, to review the SEC’s letter regarding broker-dealer mini-tender offer dissemination and disclosures at https://www.sec.gov/divisions/marketreg/minitenders/sia072401.htm and the NASD Notice to Members 99-53 issued in July 1999 regarding guidance to members forwarding mini-tender offers to their customers, which can be found at https://www.finra.org/sites/default/files/NoticeDocument/p004221.pdf.
Starbucks requests that a copy of this release be included with all distributions relating to Tutanota’s mini-tender offer related to shares of Starbucks stock.
About Starbucks
Since 1971, Starbucks Coffee Company has been committed to ethically sourcing and roasting high-quality arabica coffee. Today, with more than 40,000 stores worldwide, the company is the premier roaster and retailer of specialty coffee in the world. Through our unwavering commitment to excellence and our guiding principles, we bring the unique Starbucks Experience to life for every customer through every cup. To share in the experience, please visit us in our stores or online at about.starbucks.com or www.starbucks.com.

Contacts:

Starbucks Contact, Investor Relations: Tiffany Willis investorrelations@Starbucks.com	Starbucks Contact, Media: Emily Albright press@Starbucks.com